Putnam Fund for Growth & Income, 10/31/09, annual

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	90,146
Class B	 3,664
Class C	   453

72DD2 (000s omitted)

Class M	  563
Class R	   54
Class Y	5,392

73A1

Class A	0.2013
Class B	0.1265
Class C	0.1285

73A2

Class M	0.1525
Class R	0.1794
Class Y	0.2262

73C

Class A	0.0007
Class B	0.0005
Class C	0.0005
Class M	0.0005
Class R	0.0006
Class Y	0.0008

74U1	(000s omitted)

Class A	415,524
Class B	 20,666
Class C	  3,361

74U2	(000s omitted)

Class M	3,589
Class R	  323
Class Y	7,136

74V1

Class A	11.15
Class B	10.95
Class C	11.10

74V2

Class M	11.06
Class R	11.09
Class Y	11.17


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.